EXHIBIT 10(a)

                              AMENDMENT TO 1995 EXECUTIVE STOCK OPTION PLAN

         This is an Amendment, dated as of October 20, 1997, to the Trans Financial, Inc. 1995 ExecutiveStock Option Plan (the "Plan").

         WHEREAS, Trans Financial, Inc. (the "Company") has adopted and maintains the Plan to promote the interests of the Company;

         WHEREAS,  the  Company  has  reserved  the  right to amend  the Plan in
Section 11 thereof, which right is reserved to the Board of Directors; and

         WHEREAS, management of the Company has recommended one change to the Plan with respect to the transferability of stock options granted under the Plan;

         NOW, THEREFORE, pursuant to the right to amend the Plan as set forth in
Section 11 thereof, Section 8.J. of the Plan is amended to read in its entirety as follows:

         J. Transferability of Options. Options granted hereunder shall not be transferable by the Optionee otherwise than by bequest or the laws of descent and distribution, and shall be exercisable during the Optionee's lifetime only by the Optionee. Notwithstanding the foregoing, an Optionee may, subject to any restrictions under Section 16(b) of the Exchange Act and the option agreement governing an option between the Optionee and the Company, transfer such option to (i) the Optionee's spouse or lineal descendants ("Immediate Family Members"),
         (ii) trusts for the exclusive benefit of the Optionee and/or his or her Immediate Family Members, or (iii) a partnership or limited liability company in which the Optionee and/or his or her Immediate Family Members are the only partners or members, as applicable; provided that
         (a) there may be no consideration for any such transfer, and (b) subsequent transfers of any transferred option shall be prohibited other than by bequest or the laws of descent and distribution. Following transfer, an option shall continue to be subject to the same terms and conditions as were applicable immediately before the transfer; provided that (i) for purposes of Section 7.C.[1], the Optionee's Representative shall be deemed to refer to (a) the transferee, (b) the personal representative of the transferee's estate, or (c) after final settlement of the transferee's estate, the successor or successors entitled thereto by law; (ii) for purposes of Section 7.C.[3], the transferee may exercise the option to the extent that it was exercisable on the date of the Optionee's termination of employment, at any time, and from time to time, but not later than the expiration of the date specified in Section 7.A. or three months following termination of the Optionee's employment, whichever date is earlier; and (iii) for purposes of Section 7.F., 7.G., 7.I. and 7.K., the term "Optionee" shall be deemed to refer to the transferee.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on th date set forth below.
                                                          TRANS FINANCIAL, INC.

                                            By:  /s/ Vince A. Berta
                                                     Vince A. Berta
                                           President and Chief Executive Officer
October 20, 1997